Wellesley Bancorp, Inc. Reports Results for the Three and Six Months Ended June 30, 2015

WELLESLEY, Mass., July 29, 2015 /PRNewswire/ -- Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the "Company"), the holding company for Wellesley Bank (the "Bank") reported net income of $585 thousand and $1.0 million for the three and six months ended June 30, 2015. These results compare to net income of $431 thousand and $825 thousand for the three and six months ended June 30, 2014, respectively. Diluted earnings per share were $0.25 and $0.45 for the three and six months ended June 30, 2015, respectively. For the three and six months ended June 30, 2014, diluted earnings per share were $0.19 and $0.36, respectively. Total assets were $561.9 million at June 30, 2015, an increase of $26.8 million or 5.0% from December 31, 2014 as net loans increased $29.6 million, supported by a $6.2 million increase in deposits and a $16.0 million increase in short-term borrowings.

Thomas J. Fontaine, President and Chief Executive Officer, said, "We are very pleased to report our fourteenth consecutive quarter of asset and capital growth since our conversion and initial public offering in January 2012. It is gratifying to see the acceptance of our brand in the marketplace, and the results of the efforts of our employees in executing our strategic plans. Earnings growth reflects overall bank growth, a focus on net interest margin and a return on our earlier investment in key personnel, facilities, products and technology. I would like to acknowledge the support of the Board, our team of premier bankers, and our clients and friends within the communities we serve who reinforce every day our efforts to be the premier banking and wealth management organization in our marketplace."

Second Quarter Earnings
Net income increased $154 thousand, or 35.7%, for the quarter ended June 30, 2015 compared to the quarter ended June 30, 2014, primarily due to an increase in net interest income and a lower provision for loan losses, partially offset by an increase in noninterest expense. Net interest income increased $432 thousand, or 10.7%, to $4.5 million for the quarter ended June 30, 2015, as compared to $4.0 million for the quarter ended June 30, 2014. This increase was primarily due to increased interest income resulting from an increase in the average balance of our loan and investment portfolios, partially offset by lower earning asset yields. The yield on earning assets for the quarter ended June 30, 2015 was 4.01%, a decline of 15 basis points from the prior year level, due to increased volume of lower yielding residential loans. Interest expense declined slightly for the quarter, as compared to the prior year, as a result of lower rates paid on interest bearing liabilities. The net interest margin was 3.38% for the 2015 quarter, compared to 3.44% for the 2014 quarter, reflecting the net effect of the drop in earning asset yields and lower cost of funds for the period. We recorded a provision for loan losses of $100 thousand for the quarter ended June 30, 2015, a decrease of $120 thousand over the prior year, as sustained strength in regional economic conditions has favorably impacted our loss history and underlying collateral values within our real estate portfolios. Noninterest income totaled $261 thousand for the quarter ended June 30, 2015, an increase of $28 thousand, or 12.0%, compared to the prior year, due primarily to an increase in mortgage banking income. Total noninterest expenses increased $334 thousand to $3.7 million for the quarter ended June 30, 2015, as compared to $3.3 million for the quarter ended June 30, 2014. The increase in operating expenses was the result of additional staffing to support the operations of our wealth management subsidiary, increases in company-wide employee benefit expense and the additional occupancy cost associated with the relocation of the wealth management offices in downtown Wellesley.

Year to Date Earnings
Net income for the six months ended June 30, 2015 increased $219 thousand compared to net income for the six months ended June 30, 2014 due to increased net interest income and a lower provision for loan losses, partially offset by higher noninterest expenses. Net interest income increased $989 thousand, or 12.7%, to $8.8 million for the six months ended June 30, 2015, as compared to $7.8 million in the comparable 2014 period. The increase was largely due to increased loan income resulting from growth in our portfolio. Our earning asset yield decreased 12 basis points to 4.00% in the six month period ended June 30, 2015 from 4.12% in the comparable 2014 period, as stronger growth in lower-yielding residential loans resulted in a declining earning asset yield. Deposit and borrowing costs decreased nine basis points to 0.78% in the current period from 0.87% for the 2014 period. Our net interest margin was 3.36% for the 2015 six month period, compared to 3.40% for the 2014 period. The provision for loan losses decreased $250 thousand to $150 thousand for the six months ended June 30, 2015, as compared to $400 thousand in 2014 as sustained regional economic strength in residential and commercial real estate markets, a reduction in outstanding balances of permanent construction loans, and an improved loss history reduced our overall credit loss exposure. Non-interest income totaled $506 thousand, an increase of $20 thousand, as income from mortgage banking activities in 2015 increased $60 thousand compared to 2014 due to increased mortgage sales volume. For the six months ended June 30, 2015, noninterest expenses increased $924 thousand to $7.4 million, as compared to $6.5 million in 2014. Salaries and employee benefits were $4.5 million for the six months ended June 30, 2015, as compared to $3.9 million in 2014. Occupancy and equipment expense increased $220 thousand to $1.2 million for the six months ended June 30, 2015, as compared to $983 thousand in 2014. These increases primarily reflect costs associated with the relocation of our wealth management subsidiary to separate facilities in Wellesley, staffing additions in support of these operations, and the rising cost of company-wide employee benefits.

Balance Sheet Growth
Total assets were $561.9 million at June 30, 2015, representing an increase of $26.8 million compared to December 31, 2014. The increase was primarily related to loan growth during the six month period, supported by increased short-term borrowings and long-term debt, and growth in deposit balances.

Net loans totaled $472.9 million at June 30, 2015, an increase of $29.6 million, as compared to December 31, 2014. Residential mortgage loans increased $13.7 million to $246.9 million at June 30, 2015, primarily due to growth in our adjustable-rate mortgage portfolio, as we continue to emphasize residential loan growth within our marketplace. Commercial real estate loans increased $10.8 million to $105.5 million at June 30, 2015, as compared to $94.7 million at December 31, 2014, as we have been successful in our efforts in this market. Construction loans remain an important component of our strategic plan, although payoffs from several completed projects have caused portfolio balances to decrease $1.2 million to $71.5 million at June 30, 2015, as compared to $72.7 million at December 31, 2014. Within this portfolio, permanent construction loans to individual homeowners represented $13.1 million at June 30, 2015, decreasing from $16.7 million at year end 2014.

Deposits increased $6.2 million to $428.4 million at June 30, 2015. The increase was primarily attributable to an increase in demand deposit and NOW accounts of $15.5 million, an increase of $2.0 million in certificates of deposit, and an increase of $1.8 million in money market deposits, partially offset by a decrease in savings deposits of $12.2 million. Longer-term FHLB advances increased $3.5 million to $63.0 million as we funded a portion of our loan growth with lower cost, long-term advances. Short-term borrowings, which consist entirely of advances from the FHLB, totaled $18.0 million at June 30, 2015, an increase of $16.0 million from December 31, 2014, as these funds supported seasonal loan demand until more permanent funding is established.

Stockholders' equity increased $1.1 million to $50.5 million, representing 9.0% of total assets as of June 30, 2015, primarily due to growth in earnings and the impact of stock compensation plans, offset by a decrease in accumulated other comprehensive income during the six month period. At December 31, 2014, the Company's ratio of stockholders' equity to total assets was 9.2%.

About Wellesley Bancorp
The Company is the holding company for Wellesley Bank, a community-oriented financial institution. Wellesley Bank has been serving Wellesley and the greater Boston area since 1911. Our team of highly experienced and knowledgeable bankers provides exceptional and trusted advice to successful individuals, families, businesses, private partnerships, nonprofit organizations, foundations and trusts. We do so with the greatest degree of personal attention and confidentiality.

Forward Looking Statements
This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company's summary income statements and other data follow:

Wellesley Bancorp, Inc. and Subsidiary Consolidated Statements of Net Income (Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Interest and dividend income:
Interest and fees on loans	$ 4,972	$ 4,617	$ 9,818	$ 8,972
Other interest and dividend income	312	248	622	460
Total interest and dividend income	5,284	4,865	10,440	9,432
Interest expense	833	846	1,666	1,647

Net interest income	4,451	4,019	8,774	7,785
Provision for loan losses	100	220	150	400

Net interest income, after provision for loan losses	4,351	3,799	8,624	7,385

Total noninterest income	261	233	506	486

Noninterest expenses:
Salaries and employee benefits	2,158	1,991	4,489	3,864
Occupancy and equipment	611	483	1,203	983
Professional fees	202	251	374	428
Other general and administrative	688	600	1,367	1,234
Total noninterest expenses	3,659	3,325	7,433	6,509

Income before income taxes	953	707	1,697	1,362
Provision for income taxes	368	276	653	537

Net income	$ 585	$ 431	$ 1,044	$ 825

Other Data:
Return on average assets (1)	0.43%	0.36%	0.39%	0.35%
Return on average equity (1)	4.67%	3.59%	4.23%	3.49%
Net interest margin (1)	3.38%	3.44%	3.36%	3.40%
Earnings per common share:
Basic	$0.25	$0.19	$0.45	$0.36
Diluted	$0.25	$0.19	$0.45	$0.36
Weighted average shares outstanding:
Basic	2,309,894	2,290,488	2,308,289	2,290,167
Diluted	2,325,245	2,294,515	2,321,920	2,292,764
Stockholders' equity to total assets at end of period	8.98%	9.73%	8.98%	9.73%
Book value per common share at end of period	$20.53	$19.60	$20.53	$19.60
Nonperforming loans to total loans at end of period	0.89%	1.36%	0.89%	1.36%

(1) Annualized

The Company's summary balance sheets follow:

Wellesley Bancorp, Inc. and Subsidiary Consolidated Balance Sheets (In thousands) (Unaudited)

	June 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$ 16,111	$ 19,271

Certificates of deposit	100	100
Securities available for sale, at fair value	49,596	52,681
Federal Home Loan Bank of Boston stock, at cost	4,740	3,660
Loans held for sale	2,288	537

Loans	477,735	448,084
Less allowance for loan losses	(4,816)	(4,738)
Loans, net	472,919	443,346

Bank-owned life insurance	6,956	6,841
Premises and equipment, net	3,598	3,753
Other assets	5,620	4,926

Total assets	$561,928	$535,115

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$ 66,265	$ 58,859
Interest-bearing	362,164	363,386
	428,429	422,245

Short-term borrowings	18,000	2,000
Long-term debt	63,000	59,500
Accrued expenses and other liabilities	2,025	2,024
Total liabilities	511,454	485,769

Stockholders' equity	50,474	49,346

Total liabilities and stockholders' equity	$561,928	$535,115

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CONTACT: Wellesley Bancorp, Inc., Thomas J. Fontaine, President and Chief Executive Officer, 781-235-2550